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Exhibit 8

The following is a list of significant subsidiaries of Aventis as of December 31, 2003.

Subsidiary	Country	% of shareholding
Prescription Drugs
Consolidated subsidiaries
Hoechst AG	Germany	98.1%
Aventis SA	France	100%
Aventis Pharma Deutschland GmbH	Germany	100%
Aventis Laboratoires SAS	France	100%
Aventis Pharma SA	France	100%
Aventis Pharma International SAS	France	100%
Usiphar SARL	France	100%
Aventis Pharma Spécialisés SNC	France	100%
Aventis Propharm SAS	France	100%
Aventis Pharma Ltd Japan	Japan	100%
RP Rorer Plc	United Kingdom	100%
Aventis Pharma SpA	Italy	100%
Aventis Principes Actifs Pharmaceutiques SAS	France	100%
Aventis Pharma UK Investments Ltd	United Kingdom	100%
Aventis Pharma Spain SA	Spain	100%
Aventis Pharma Canada Inc	Canada	100%
Aventis Pharma SA de CV	Mexico	100%
Aventis Pharma Holding GmbH	Germany	100%
Aventis Holdings Inc	USA	100%
Aventis Pharma Participations SA	France	100%
Aventis Inc	USA	100%
Aventis Pharmaceuticals Holdings Inc	USA	100%
Human Vaccines
Consolidated subsidiaries
Aventis Pasteur SA	France	100%
Aventis Pasteur Inc	USA	100%
Aventis Pasteur Ltd	Canada	100%
Société mise en équivalence
Aventis Pasteur-MSD	France	50%
Corporate and Animal Health
Consolidated subsidiaries
Aventis Agriculture SA	France	100%
Aventis Investissement SA	France	100%
Carraig Finance Services Ltd	Ireland	100%
Sorris	United Kingdom	100%
Companies accounted for under the equity method
Merial Group	United Kingdom	50%
Other Activities
Consolidated subsidiaries
Hoechst Capital B.V.	Netherlands	100%
Aventis Bio-Services Inc	USA	100%
Aventis Behring LLC	USA	100%
Aventis Behring GmbH	Germany	100%

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  Exhibit 8